EXHIBIT 99

PRESS RELEASE

Scripps reports April revenue, statistics

For immediate release	(NYSE: SSP)
May 12, 2006

CINCINNATI – The E. W. Scripps Company today reported April revenue and statistics for its Scripps Networks, newspaper and broadcast television station operating divisions.

At Scripps Networks revenue was up 18 percent to $92.5 million in April compared with the same month a year ago.

April advertising revenue at Scripps Networks was up 16 percent and affiliate fee revenue increased 25 percent. Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including HGTV, Food Network, DIY Network, Fine Living and Great American Country (GAC).

HGTV and Food Network can be seen in about 90 million and 89 million U.S. television households, respectively. DIY Network reaches about 36 million households and Fine Living can be seen in about 37 million households. GAC reached 41 million U.S. households in April.

At the company’s newspapers, total revenue was up 13 percent to $66.0 million. Newspaper advertising revenue grew 14 percent during April. Newspaper revenue growth includes the effect of having five Sundays in the month compared with four in the same month a year ago.

Broken down by category, newspaper advertising revenue during the month was:

•	Local, up 6.3 percent to $14.4 million.

•	Classified, up 17 percent to $22.4 million.

•	National, up 5.6 percent to $3.4 million.

•	Preprint, online and other, up 23 percent to $13 million.

At the company’s broadcast television stations, April revenue was up 8.7 percent to $28.3 million. Broken down by category, broadcast television revenue was:

•	Local, up 4.4 percent to $17.4 million.

•	National, up 6.5 percent to $8.7 million.

•	Political, $1.3 million compared with $100,000 in the year-ago period.

For competitive reasons, Scripps does not report monthly revenue and statistics for its interactive media division, which includes online search and price comparison services Shopzilla and uSwitch. The company reports revenue from the interactive media division on a quarterly basis.

About Scripps

The E.W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics; and Shop At Home, which markets a growing range of consumer goods directly to television viewers in roughly 57 million U.S. households and online through shopathometv.com.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: April	The E.W. Scripps Company
Report date: May 12, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	April			Year-to-date
	2006	2005	%	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$75.9	$65.2	16.4%	$262.7	$224.7	16.9%
Affiliate fees, net	15.9	12.7	25.2%	64.1	54.6	17.4%
Other	0.8	0.9	(10.9)%	3.2	2.1	57.5%

Scripps Networks	$92.5	$78.7	17.5%	$330.1	$281.4	17.3%

Subscribers (1)
HGTV				89.6	88.3	1.5%
Food Network				89.1	87.2	2.2%
Great American Country				40.9	37.7	8.5%

NEWSPAPERS (2, 3)
Operating Revenues
Local	$14.4	$13.6	6.3%	$55.3	$54.1	2.2%
Classified	22.4	19.1	16.9%	84.0	74.8	12.3%
National	3.4	3.2	5.6%	13.1	13.4	(2.6)%
Preprints, online and other	13.0	10.6	23.1%	48.5	42.9	13.2%

Newspaper advertising	53.2	46.5	14.4%	200.9	185.2	8.5%
Circulation	11.0	10.6	4.3%	43.3	43.7	(0.8)%
Other	1.8	1.7	9.7%	6.0	5.6	6.2%

Newspapers managed solely by us	$66.0	$58.7	12.5%	$250.2	$234.5	6.7%

Ad inches (excluding JOAs) (in thousands)
Local	468	467	0.4%	1,838	1,855	(0.9)%
Classified	888	772	15.0%	3,295	2,948	11.8%
National	81	92	(12.2)%	338	372	(9.0)%

Full run ROP	1,437	1,331	8.0%	5,472	5,175	5.7%

BROADCAST TELEVISION
Operating Revenues
Local	$17.4	$16.7	4.4%	$70.8	$61.6	15.0%
National	8.7	8.2	6.5%	35.3	31.7	11.6%
Political	1.3	0.1		2.3	0.1
Other	0.8	1.1	(23.3)%	3.6	4.9	(26.9)%

Broadcast Television	$28.3	$26.0	8.7%	$112.1	$98.3	14.0%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.
(3)	April 2006 had 5 Sundays, versus 4 Sundays in 2005.